NEWS RELEASE

UROPLASTY, INC. REPORTS
FISCAL 2003 YEAR END RESULTS

Wednesday, May 14, 2003

MINNEAPOLIS, MN — Uroplasty, Inc. (OTC: UPST — news) reports its worldwide financial results for the fourth quarter and the fiscal year ended March 31, 2003. For the quarter, the Company had worldwide net sales of $1,480,940, a 4% increase over the net sales for the same quarter in the prior year. Net sales for the fiscal year ended March 31, 2003 were $5,343,656, representing a $369,680 or 7% increase over the net sales in fiscal year 2002. The sales increase is the result of favorable fluctuations in foreign currency exchange rates between the U.S. dollar (the functional reporting currency) and the euro and the British pound (currencies of the Company’s subsidiaries), offset by a decrease in unit sales. Excluding fluctuations in foreign currency exchange rates, sales decreased approximately 3%. Management believes the sales decrease in units was primarily due to aggressive marketing programs by large competitors targeting urological and gynecological surgeons.

For fiscal year 2004, management believes that continued strong clinical results and patient satisfaction outside of the United States, coupled with the introduction of the Macroplastique® Sling Support Kit for female urinary incontinence, will broaden sales to the existing physician customer base. Management also believes that the introduction of CE marked PTP Implants™, a product developed for the treatment of fecal incontinence, will further expand sales in an exciting new market for colon rectal surgeons.

Operating expenses during fiscal 2003 increased 12% over fiscal 2002 to $4,430,830, mostly for Research and Development (R&D) expenses. The Company is conducting a multi-center U.S. IDE clinical trial with its urethral bulking agent, MACROPLASTIQUE®, as a minimally invasive, office-based procedure for treating female stress urinary incontinence. With significant increases in clinical study patient enrollment over the last fiscal year, the Company incurred higher clinical costs for patient procedures and follow-up examinations. The clinical study costs are primarily comprised of physician and medical fees relating to the patient procedures and follow-up examinations, in addition to the costs of monitoring the study and maintaining and evaluating patient treatment and follow-up examination data. In February 2003, Uroplasty completed the patient enrollment phase in its multi-center IDE clinical trial. The Company also increased fiscal 2003 R&D expenses for development of new products and improvements of existing products.

Net income for fiscal year 2003 was $41,214 compared to a net loss of $(249,914) for the comparable period a year ago. Included in net income in fiscal year 2003 was a $530,083 foreign currency exchange gain, compared to a $(14,373) foreign currency exchange loss in the previous year. The currency gain is primarily the result of a weakened U.S. dollar compared to the euro and the currency loss the result of a strengthened U.S. dollar compared to the euro. In January 2003, the Company recapitalized one of the Dutch subsidiaries with an investment of 1.5 million euros ($1.6 million). The proceeds from the investment were used to reduce the dollar denominated intercompany debt at the Dutch subsidiary. Management expects that this will result in less volatility for changes in currency exchange rates in the Company’s future statement of operations.

Uroplasty is a medical device company that develops, manufactures and markets a family of injectable implant products used for soft-tissue augmentation for specific indications in urology, urogynecology, colon and rectal, otolaryngology and plastic surgery markets. The Company’s products offer physicians and their patients a minimally invasive treatment option for urinary incontinence, vesicoureteral reflux, fecal incontinence, vocal cord rehabilitation and dermal augmentation. Uroplasty’s products are CE marked for these indications and sold in markets outside the United States.

Summary of Operations:

	Fiscal year ended		Fourth quarter ended

	3/31/03	3/31/02	3/31/03	3/31/02

Net sales	$5,343,656	4,973,976	1,480,940	1,418,999
Operating earnings (loss)	(687,152)	(428,892)	(256,338)	17,310
Net income (loss)	41,214	(249,914)	(278,103)	(40,984)
Net income (loss) per common share:
Basic	$0.01	(0.11)	(0.06)	(0.02)
Diluted	$0.01	(0.11)	(0.06)	(0.02)
Weighted average common shares outstanding:
Basic	3,762,165	2,290,971	4,448,971	2,295,092
Diluted	3,847,555	2,290,971	4,448,971	2,295,092

Selected Consolidated Balance Sheet Data
March 31, 2003 and 2002

	2003	2002

Assets Current assets	$4,988,843	2,766,716
Property, plant, and equipment, net	833,234	764,855
Intangible assets, net of accumulated amortization	48,214	72,877

Total assets	$5,870,291	3,604,448

Liabilities and Shareholders’ Equity Current liabilities:
Accounts payable	$199,673	230,631
Accrued liabilities	349,937	399,478
Current maturities – long-term debt	37,502	42,311

Total current liabilities	587,112	672,420
Long-term debt – less current maturities	462,787	399,222

Total liabilities	1,049,899	1,071,642
Shareholders’ equity	4,820,392	2,532,806

Total liabilities and shareholders’ equity	$5,870,291	3,604,448

***

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This press release contains forward-looking statements, including our internal projections of anticipated fiscal 2004 operating results, which reflect our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to: the effect of government regulation, including when and if we receive approval for marketing of our products in the United States; the impact of international currency fluctuations on our cash flows and operating results; the impact of technological innovation and competition; acceptance of our products by physicians and patients, our reliance on a single product for most of our current sales; our intellectual property and the ability to prevent competitors from infringing our rights; the ability to receive third party reimbursement for our products; the results of our current human clinical trial; our continued losses and the possible need to raise additional capital in the future; our ability to manage our international operations; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; future changes in applicable accounting rules; and volatility in our stock price.

Uroplasty, Inc. stock is traded on the OTC Bulletin Board system under the symbol “UPST.OB.”

FOR FURTHER INFORMATION: visit Uroplasty’s web page at www.uroplasty.com or contact Mr. Holman.

UROPLASTY, INC.
Daniel G. Holman, President / CEO
2718 Summer Street NE, Minneapolis, MN 55413-2820
Tel: 612-378-1180
Fax: 612-378-2027
E-mail: danielh@uroplasty.com